FIRST AMENDMENT TO THE
CUSTODY AGREEMENT

THIS FIRST AMENDMENT dated as of June 20, 2013, to the Custody Agreement, originally made and entered into as of April 28, 2011 (the "Agreement"), is entered into by and between TRUST FOR PROFESSIONAL MANAGERS, a Delaware business trust, (the "Trust") on behalf of the M.D. Sass Funds (the "Funds") and U.S. BANK NATIONAL ASSOCIATION, a national banking association (the "Custodian").

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the Trust and the Custodian desire to amend the Agreement add the M.D. Sass Equity Income Plus Fund; and

WHEREAS, Article 15.02 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit C of the Agreement is hereby superseded and replaced with Amended Exhibit C attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

TRUST FOR PROFESSIONAL MANAGERS	U.S. BANK NATIONAL ASSOCIATION

By: /s/ John Buckel____________________	By: /s/ Michael R. McVoy

Name: John Buckel	Name: Michael R. McVoy

Title: President	Title: Senior Vice President

Amended Exhibit C to the to the Custody Agreement –
Trust for Professional Managers – M.D. Sass

Fund Names

Name of Series                                                                                                Date Added
M.D. Sass 1-3 Year Duration U.S. Agency Bond Fund
M.D. Sass Equity Income Plus Fund                                                            on or after June 20, 2013